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                                                                  Exhibit  99.1


                      Lucille Farms, Inc. Announces Results
                       for the Quarter Ended June 30, 2003



Montville, NJ--August 20, 2003--Lucille Farms, Inc. (NASDAQ-LUCY) a manufacturer and marketer of low moisture mozzarella cheese, low moisture mozzarella type cheese products and shredded cheese today announced its results for the first quarter ending June 30, 2003.

                                                 Three Months Ended
                                                      June 30
                                                    (unaudited)

                                       2003             2002

Net Sales                              $8,510           $9,318
Income/(loss) before
Extraordinary Item                        $22            $(732)

Extraordinary Item:
Gain on Debt Restructuring                 --             $875
Net (loss) Income                         $22             $143
Income (loss) per share
Before Extraordinary item                $.01            $(.23)
Extraordinary item                         --             $.28
Net Income                               $.01             $.05
Diluted                                  $.01             $.05
Shares basic                        3,284,775         3,118,109
Diluted                             3,284,775         3,920,639


Net income for the quarter ended June 30, 2003 was $22,000 compared to a Loss before Extraordinary Item of $(732,000) for the comparable quarter of the prior year. The net income of $22,000 reflects the continuation of an improving trend in the business of the Company. The extent of the improvement in the first quarter is highlighted by several factors including the effects of reduced operating costs and improved productivity at the Company's cheese plant. This result was achieved despite the fact that the block cheddar cheese market as reported on the Chicago Mercantile Exchange (CME Block Market) was $.08 lower ($l.14) than the average price per pound for the first quarter of the previous year ($1.22). The Company's selling prices for its products, like others in the industry, are a function of this market.

The improvement also was due to the efforts of Jay Rosengarten, who was appointed as Chief Executive Officer in October 2002. The Company is continuing to take steps to make its operations more efficient, as well as, instituting a quality assurance program to improve the quality of its products. In addition, the Company has begun to implement a selling strategy designed to increase the premiums it gets for its products and eliminate unprofitable customers.

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These steps will place the Company in a position to take advantage of a higher
CME Market. The Company can report that since the beginning of July 2003 the CME has moved higher.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to improving trends and future profitability. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements.

Contact:     Jay Rosengarten, CEO
             973-334-6030